Staffing 360 Solutions Announces Above-Market Conversion of $3.3 Million Debt into Equity

Executive Chairman, Brendan Flood, and CEO, Matt Briand, among Note Holders Converting Principal and Interest into Equity at $1.00 per Share

New York, NY – December 22, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe, today announced that as part of its Pathway to Profitability, the Company has converted or agreed to convert approximately $3.3 million of the principal and interest of certain promissory notes issued in connection with the acquisition of Initio International Holdings, Inc. into shares of common stock at $1.00 per share, plus warrants.

A total of eleven (11) note holders, including the Company’s Executive Chairman, Brendan Flood, and CEO, Matt Briand, participated in this conversion. This debt into equity conversion will reduce Staffing 360 Solutions’ leverage ratio, as well as monthly interest expenses, allowing management more flexibility to continue its Pathway to Profitability. Furthermore, in exchange for certain equity consideration, an additional Initio note holder agreed to defer all principle and interest payments due under their respective note for 4 ½ years.

“This conversion of debt into equity is a major milestone for the Company as we strive to improve our balance sheet and cash flow,” stated Mr. Flood. “As two of the largest note holders, Matt and I believe this latest achievement demonstrates our deep faith in Staffing 360, our quality clients and our passionate team of employees. Although the share price has declined over the past several weeks, we do not believe this reflects the current outlook of the Company. We believe our conversion at $1.00 per share demonstrates our firm commitment to Staffing 360’s long-term goals.”

Mr. Briand added, “Working with note holders that share our strategic vision to increase their vested interest in the Company underscores our strong belief in the Pathway to Profitability and the strategic direction of Staffing 360 Solutions. Our management team is moving wholeheartedly to execute this strategy and we remain highly focused on continuing to grow our business both organically and through highly selective acquisitions.”

The management team previously mentioned during its fiscal Q1 earnings conference call that the conversion of debt into equity would result in a non-cash accounting charge. Further details will be available in the Company’s upcoming 10-Q filing for the fiscal second quarter ended November 30, 2014.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT and cybersecurity industries. For more information, please visit: www.staffing360solutions.com

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, the ability to enter into any additional acquisitions and the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

investors@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Jeff R. Mitchell, Chief Financial Officer

212.634.6411

info@staffing360solutions.com